EXHIBIT 99.1

ENGlobal Announces First Quarter 2023 Financial and Operating Results

HOUSTON, TX / ACCESSWIRE / May 17, 2023 / ENGlobal Corporation (NASDAQ: ENG),a leading provider of innovative engineering project solutions for the energy industry, today announced that it has filed its first quarter report on Form 10-Q with the U.S. Securities and Exchange Commission for the three-months ended April 1, 2023. The report details ENGlobal’s first quarter financial and operational results.

“The first quarter of 2023, while challenging, should be the beginning of continuous improvement in ENGlobal’s operational and financial performance,” said William A. Coskey, P.E., ENGlobal’s Executive Chairman. “Since I returned to a full-time operational role, we have taken dramatic steps to refocus our team, reduce costs and improve margins with a focus on returning ENGlobal to its roots as a project engineering and automation company. While we have a lot of work yet to do, I am encouraged by the results of our initial steps and believe there is a path forward for ENGlobal with a refocused and reinvigorated team.”

Revenues for the three months ended April 1, 2023 were $13.2 million, an increase of $5.8 million, or 78.4%, from $7.4 million for the three months ended March 26, 2022. Operating loss for the first quarter of 2023 was $6.2 million which compares to an operating loss of $3.5 million for the comparable period in 2022. Net loss for the three-months ended April 1, 2023 was $6.3 million compared to a net loss of $3.6 million for the three months ended March 26, 2022. ENGlobal lost $0.17 per fully diluted share in the first quarter of 2023 compared to a loss of $0.10 per fully diluted share for the same period a year ago. The Company booked approximately $9 million in new business in the first quarter.

ENGlobal’s comprehensive financial statements can be found in the Company’s quarterly report filed on Form 10-Q with the U.S. Securities and Exchange Commission.

“In the past sixty days – very little of which fell into the first quarter – we have reduced professional personnel expenses by over $10 million on an annual run rate, refocused our engineering professionals into a single, coordinated engineering project group and are placing an emphasis on traditional time and materials engineering project work, which should be profitable without significant customer credit and collection risk and which has been the foundation of the success at ENGlobal for nearly four decades,” added Coskey. “Our automation and government services segments continue to be a highlight of our business, landing a number of energy, defense and other profitable projects.”

ENGlobal’s refocused engineering projects groups will be led by Lonnie W. Smith, a 30-year veteran of the energy engineering world with experience at Shell, Air Products, Wood Group, Audubon Engineering and AECOM, among others.

“I am delighted that Lonnie has agreed to lead our refocused engineering projects team and am excited about the opportunities he can bring to the table. Not only is Lonnie an exceptional project engineer, he also has deep relationships in the energy and industrial arenas that should benefit ENGlobal’s business development efforts,” said Coskey.

“Our backlog and booking numbers will likely fluctuate over the next couple of quarters as we evolve our business model toward more engineering and automation-driven project work,” noted Coskey. “We are hopeful that this transition should stabilize our workflow over time and meaningfully improve profitability. While our payroll efficiencies are largely complete in the engineering group, there are still efficiencies to realize in our overall business, our facilities and our corporate structure. We are currently working with our lender and other potential lenders and investors to help improve our financial position and liquidity profile. While we can make no assurances that such discussions will be successful, we are working on a number of alternatives that, if successful, should provide stability to our balance sheet and opportunities to grow our core engineering and automation businesses. In addition, we continue to consider strategic alternatives for business lines, especially those that require significant working capital commitments, that may be more valuable in the hands of someone other than ENGlobal.”

About ENGlobal

ENGlobal Corporation (NASDAQ:ENG) is a leading provider of innovative engineering project solutions for the energy industry. ENGlobal operates through two business segments: Commercial and Government Services. The Commercial segment provides engineering, design, fabrication, construction and integration of automated control systems. The Government Services segment provides engineering, design, installation, operations, and maintenance of various government, public sector, and international facilities, specializing in turnkey automation and instrumentation systems for the U.S. Defense industry. Further information about the Company and its businesses is available at www.englobal.com.

For further information, please email IR@englobal.com.

Cautionary Note Regarding Forward Looking Statements

The statements above regarding the Company's expectations, including those relating to its future results, its future operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties. For a discussion of risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the Company's filings with the Securities and Exchange Commission, including the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings.